Exhibit 99.3

Recent Developments

Credit Facilities—On August 30, 2007, American Tower Corporation entered into a new $500.0 million senior unsecured term loan credit facility. In connection with that transaction, we received approximately $498.5 million of net proceeds from the term loan, which we used to repay $450.0 million of borrowings under our continuing senior unsecured revolving credit facility and the remainder for general corporate purposes. The term loan sets forth certain coverage ratios and is to be repaid at maturity, five years from commencement. The sole borrower under the term loan is American Tower Corporation, and our subsidiaries do not guarantee the loans thereunder. In addition, on September 10, 2007, we repaid an additional $50.0 million of borrowings under the senior unsecured revolving credit facility using available cash.

Stock Repurchase Program—In February 2007, our Board of Directors approved a stock repurchase program to repurchase, from time to time based on market conditions, up to $1,500.0 million of our Class A common stock through February 2008. As of September 21, 2007, we had repurchased a total of 21.4 million shares of Class A common stock for an aggregate of $865.7 million pursuant to this program, including 7.4 million shares purchased after June 30, 2007 for an aggregate of $306.3 million.